Exhibit 99.2

FOR IMMEDIATE RELEASE CONTACT: Kirk D. Fox, CEO

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES $17.0 MILLION PRIVATE PLACEMENT OF COMMON STOCK AND PREFERRED STOCK

Harrisburg, PA (January 18, 2017) – Riverview Financial Corporation (OTCQX: RIVE) announced today that it has entered into agreements with accredited investors and qualified institutional buyers to raise approximately $17.0 million in common and preferred equity, before expenses, through the private placement of 269,885 shares of its no par value common stock at a price of $10.50 per share and 1,348,809 shares of a newly created series of convertible, perpetual preferred stock at a price of $10.50 per share. Riverview plans to use the additional capital for general corporate purposes, including making loans and strategic acquisitions of bank or wealth management partners if opportunities are present. The completion of the private placement is expected to occur on or about January 20, 2017.

Chief Executive Officer Kirk D. Fox discussed the offering: “We are pleased to announce the agreements for a private placement of our common stock and preferred stock. When the offering closes, this new capital will be used to support organic growth opportunities in the markets we serve and further enhance the value of our franchise.”

Riverview was advised by Barley Snyder LLP.

About Riverview Financial Corporation

Riverview Financial Corporation (www.riverviewbankpa.com) is a Pennsylvania bank holding company and the parent corporation of Riverview Bank, a Pennsylvania state-chartered bank. Riverview Bank, with sixteen full service offices and three limited purpose offices, is a full service commercial bank offering a wide range of traditional banking services and financial advisory, insurance and investment services to individuals, municipalities and small to medium sized businesses in its Central Pennsylvania market areas of Berks, Cumberland, Dauphin, Perry, Northumberland and Schuylkill counties as well as its Southwestern Pennsylvania market areas of Somerset, Cambria, Bedford and Westmoreland Counties. At September 30, 2016, Riverview had $527 million in total assets. Riverview’s common stock is quoted on the OTCQX under the symbol “RIVE”.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond Riverview Financial Corporation’s control and could impede its ability to achieve these goals. Factors that could cause our actual results to differ materially from those in the forward-looking statements including, but are not limited to: our ability to achieve the intended benefits of acquisitions and integration of previously acquired businesses; restructuring initiatives; changes in interest rates; economic conditions, particularly in our market area; legislative and regulatory changes and the ability to comply with the significant laws and regulations governing the banking and financial services business; monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of Treasury and the Federal Reserve System; credit risk associated with lending activities and changes in the quality and composition of our loan and investment portfolios; demand for loan and other products; deposit flows; competition; changes in the values of real estate and other collateral securing the loan portfolio, particularly in our market area; changes in relevant accounting principles and guidelines; and inability of third party service providers to perform.

The common stock and preferred stock of Riverview have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from such registration requirements.